                                                                 EXHIBIT (c)(18)

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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 3, 1994

                                     AMONG

                             NORTHROP CORPORATION,

                           NORTHROP ACQUISITION, INC.

                                      AND

                              GRUMMAN CORPORATION

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

                               TABLE OF CONTENTS

                                                                                         PAGE
                                          ARTICLE 1
                                          THE OFFER
SECTION 1.1      The Offer..............................................................   1
SECTION 1.2      Company Action.........................................................   2
SECTION 1.3      Boards of Directors and Committees;
                   Section 14(f)........................................................   3
                                          ARTICLE 2
                                         THE MERGER
SECTION 2.1      The Merger.............................................................   4
SECTION 2.2      Effective Time.........................................................   4
SECTION 2.3      Effects of the Merger..................................................   4
SECTION 2.4      Certificate of Incorporation and By-Laws...............................   4
SECTION 2.5      Directors..............................................................   4
SECTION 2.6      Officers...............................................................   4
SECTION 2.7      Conversion of Shares...................................................   4
SECTION 2.8      Stock Option Plans; MIP................................................   5
SECTION 2.9      Shareholders' Meeting..................................................   5
                                          ARTICLE 3
                            DISSENTING SHARES; EXCHANGE OF SHARES
SECTION 3.1      Dissenting Shares......................................................   5
SECTION 3.2      Payment for Shares.....................................................   6
                                          ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1      Organization and Qualification; Subsidiaries...........................   7
SECTION 4.2      Capitalization of the Company and Its Subsidiaries.....................   7
SECTION 4.3      Authority Relative to This Agreement; Consents and Approvals...........   8
SECTION 4.4      SEC Reports; Financial Statements......................................   8
SECTION 4.5      Proxy Statement; Offer Documents.......................................   9
SECTION 4.6      Consents and Approvals; No Violations..................................   9
SECTION 4.7      No Default.............................................................   9
SECTION 4.8      No Undisclosed Liabilities; Absence of Changes.........................  10
SECTION 4.9      Litigation.............................................................  10
SECTION 4.10     Compliance with Applicable Law.........................................  10
SECTION 4.11     Employee Plans.........................................................  10
SECTION 4.12     Environmental Laws and Regulations.....................................  10
SECTION 4.13     Rights Agreement.......................................................  11
SECTION 4.14     Brokers................................................................  11

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

                                                                                         PAGE
                                          ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
SECTION 5.1      Organization...........................................................  11
SECTION 5.2      Authority Relative to This Agreement...................................  11
SECTION 5.3      Consents and Approvals; No Violations..................................  11
SECTION 5.4      Proxy Statement; Schedule 14D-9........................................  12
SECTION 5.5      Financing..............................................................  12
SECTION 5.6      No Prior Activities....................................................  12
SECTION 5.7      Brokers................................................................  12
                                          ARTICLE 6
                                          COVENANTS
SECTION 6.1      Conduct of Business of the Company.....................................  12
SECTION 6.2      Other Potential Bidders................................................  14
SECTION 6.3      Access to Information..................................................  14
SECTION 6.4      Additional Agreements; Reasonable Efforts..............................  15
SECTION 6.5      Consents...............................................................  15
SECTION 6.6      Public Announcements...................................................  15
SECTION 6.7      Indemnification........................................................  15
SECTION 6.8      Notification of Certain Matters........................................  16
SECTION 6.9      Guarantee of Performance...............................................  16
SECTION 6.10     Redemption of Rights...................................................  16
                                          ARTICLE 7
                          CONDITIONS TO CONSUMMATION OF THE MERGER
SECTION 7.1      Conditions to Each Party's Obligations to Effect the Merger............  16
                                          ARTICLE 8
                               TERMINATION; AMENDMENT; WAIVER
SECTION 8.1      Termination............................................................  17
SECTION 8.2      Effect of Termination..................................................  17
SECTION 8.3      Fees and Expenses......................................................  18
SECTION 8.4      Amendment..............................................................  19
SECTION 8.5      Extension; Waiver......................................................  19
                                          ARTICLE 9
                                        MISCELLANEOUS
SECTION 9.1      Nonsurvival of Representations and Warranties..........................  19
SECTION 9.2      Entire Agreement; Assignment...........................................  19
SECTION 9.3      Validity...............................................................  19
SECTION 9.4      Notices................................................................  19
SECTION 9.5      Governing Law..........................................................  19
SECTION 9.6      Descriptive Headings...................................................  20
SECTION 9.7      Parties in Interest....................................................  20
SECTION 9.8      Counterparts...........................................................  20

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

                             TABLE OF DEFINED TERMS

                                                                            CROSS REFERENCE
                                 TERM                                         IN AGREEMENT
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
Acquisition...........................................................  Preamble
Balance Sheet.........................................................  Section 4.4(a)
Board.................................................................  Recitals
Certificates..........................................................  Section 3.2(b)
Code..................................................................  Section 4.11
Common Stock..........................................................  Section 4.2(a)
Company...............................................................  Preamble
Company Permits.......................................................  Section 4.10
Company Securities....................................................  Section 4.2(a)
DGCL..................................................................  Section 2.1
Dissenting Shares.....................................................  Section 3.1
Effective Time........................................................  Section 2.2
Environmental Claim...................................................  Section 4.12
Environmental Laws....................................................  Section 4.12
ERISA.................................................................  Section 4.11
Exchange Act..........................................................  Section 1.3(b)
Exchange Agent........................................................  Section 3.2(a)
Exchange Fund.........................................................  Section 3.2(a)
Financial Adviser.....................................................  Section 1.2(a)
Governmental Entity...................................................  Section 4.6
HSR Act...............................................................  Section 4.6
Lien..................................................................  Section 4.2(b)
Material Adverse Effect...............................................  Sections 4.1(a) and 5.1
Merger................................................................  Section 2.1
Merger Consideration..................................................  Section 2.7(a)
Minimum Condition.....................................................  Section 1.1(a)
1993 Financial Statements.............................................  Section 4.4
NYBCL.................................................................  Section 1.2(a)
Offer.................................................................  Recitals
Offer Documents.......................................................  Section 1.1(b)
Option................................................................  Section 2.8(a)
Parent................................................................  Preamble
Per Share Amount......................................................  Recitals
Premium Amount........................................................  Section 6.7(b)
Proxy Statement.......................................................  Section 4.5
Rights................................................................  Section 4.2(a)
Rights Agreement......................................................  Section 4.2(a)
Schedule 14D-9........................................................  Section 1.2(b)
Securities Act........................................................  Section 4.4
SEC...................................................................  Section 1.1(b)
SEC Reports...........................................................  Section 4.4(a)
Shares................................................................  Recitals
Shareholders' Meeting.................................................  Section 2.9(a)
Stock Plans...........................................................  Section 2.8(a)
Subsidiary............................................................  Section 4.1(a)
Surviving Corporation.................................................  Section 2.1
Third Party...........................................................  Section 8.3(a)
Third Party Acquisition...............................................  Section 8.3(a)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 3, 1994, is among NORTHROP CORPORATION, a Delaware corporation ("Parent"), NORTHROP ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and GRUMMAN CORPORATION, a New York corporation (the "Company").

     WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer and the Merger (each as defined below) is fair to the shareholders of the Company and in the best interests of such shareholders and
(ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption by the shareholders of the Company of this Agreement; and

     WHEREAS, in furtherance thereof, it is proposed that Acquisition shall amend its outstanding tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares") together with the associated Rights (as hereinafter defined) at a price of $62.00 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition and the Company hereby agree as follows:

                                   ARTICLE 1
                                   THE OFFER

     SECTION 1.1. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in Annex A shall have occurred and be existing, Acquisition shall use all reasonable efforts to consummate the Offer. Acquisition shall accept for payment Shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer shall have been satisfied or waived by Acquisition. The obligation of Acquisition to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto and to the further condition that a number of Shares representing not less than two-thirds of the Shares then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the price per Share payable in the Offer, which changes the form of consideration to be paid in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Annex A hereto or which broadens the scope of such conditions). It is agreed that the conditions set forth in Annex A are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition (including any action or inaction by Acquisition) or may be waived by Acquisition, in whole or in part at any time and from time to time, in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by Acquisition with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. The Per Share Amount shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to such conditions of the Offer. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

     (b) As soon as practicable after the date hereof, Acquisition shall file with the Securities and Exchange Commission (the "SEC") an amendment to its Tender Offer Statement on Schedule 14D-1 dated March 14, 1994 with respect to the Offer which will reflect the existence of this Agreement, amend the conditions to the Offer in accordance herewith and contain a supplement to Acquisition's Offer to Purchase dated March 14, 1994 and related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and the securities laws of the State of New York. The information provided and to be provided by the Company, Parent and Acquisition for use in the Offer Documents shall not, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and the securities laws of the State of New York.

     SECTION 1.2. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held, has, subject to the terms and conditions set forth herein,
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of (A) Sections 902 and 912 of the New York Business Corporation Law (the "NYBCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, (B) paragraph 1(a) of Article SEVENTH of the Company's certificate of incorporation and (C) Section 11(a)(ii)(B) of the Rights Agreement, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that the Board is required to do so in the exercise of its fiduciary duties. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. The Company further represents that Goldman, Sachs & Co. (the "Financial Adviser") has delivered to the Board its written opinion that the cash consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders. The Company has been authorized by the Financial Adviser to permit, subject to prior review and consent by the Financial Adviser (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. The Company hereby represents that it has terminated the Agreement and Plan of Merger dated as of March 6, 1994 among Martin Marietta Corporation, MMC Acquisition Corp. and the Company pursuant to Section 8.1(d)(ii) thereof.

     (b) The Company hereby agrees to file with the SEC as soon as practicable after the date hereof an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquisition in writing for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Notwithstanding anything to the contrary in this Agreement, if the Board by majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that the Board is required in the exercise of its fiduciary duties to withdraw, modify or amend the recommendation of the Board, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

     (c) In connection with the Offer, the Company will promptly furnish Parent and Acquisition with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

     SECTION 1.3. Boards of Directors and Committees; Section 14(f). (a) Promptly upon the purchase by Acquisition of Shares pursuant to the Offer and from time to time thereafter, and subject to the last sentence of this Section 1.3(a), Acquisition shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Acquisition representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of Shares so purchased bears to the total number of outstanding Shares on a fully-diluted basis, and the Company shall use its best efforts to, upon request by Acquisition, promptly, at the Company's election, either increase the size of the Board (subject to the provisions of Article EIGHTH of the Company's certificate of incorporation) or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and to cause Acquisition's designees to be so elected. At such times, and subject to the last sentence of this Section 1.3(a), the Company will use its best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, the Company shall use its best efforts to ensure that three of the members of the Board as of the date hereof shall remain members of the Board until the Effective Time (as defined in Section 2.2 hereof).

     (b) The Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

     (c) Following the election or appointment of Acquisition's designees pursuant to this Section 1.3 and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition or Parent or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of such directors.

                                   ARTICLE 2
                                   THE MERGER

     SECTION 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the NYBCL and the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. Parent may, upon notice to the Company, modify the structure of the Merger if Parent determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structure modification, provided that no such amendment shall reduce the Merger Consideration.

     SECTION 2.2. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto will deliver a certificate of merger to the Department of State of the State of New York and to the Secretary of State of the State of Delaware for filing and make all other filings or recordings required by the NYBCL and the DGCL in connection with the Merger. Prior to the filing referred to in this
Section 2.2, a closing will be held at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The Merger shall become effective at such time as such certificate of merger is duly filed by the Department of State of the State of New York, or at such later time as is specified in such certificate of merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in the NYBCL (including, without limitation, Section 906 thereof) and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4. Certificate of Incorporation and By-Laws. (a) The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     (b) The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.5. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 2.6. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 2.7. Conversion of Shares. (a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries, (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and (iii) Dissenting Shares (as defined in Section 3.1 hereof)), together with the associated Rights, shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled and extinguished and be converted into the right to receive, pursuant to Section 3.2, the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share, less any required withholding of taxes. Parent and Acquisition shall take such action as may be necessary to cause Acquisition to have outstanding, immediately prior to the Effective Time, the same number of shares of common stock as the number of Shares then outstanding. At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Acquisition shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

     (b) Each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     SECTION 2.8. Stock Option Plans; MIP. (a) The Company shall use all reasonable efforts to cause all holders of options ("Options") to purchase Shares granted under the 1981 Stock Option Plan of the Company, the 1990 Stock Option Plan of the Company, the 1992 Long Term Incentive Plan of the Company or any predecessor stock option or stock plan of the Company (collectively, the "Stock Plans") which are outstanding immediately prior to the Effective Time to exercise such Options prior to the Effective Time. The Company shall take such action as is necessary under the Stock Plans to cause any Options that remain outstanding after the Merger to thereafter be exercisable for a short-term debt instrument of the Surviving Corporation in a face amount (and with an interest rate and other terms designed to provide a fair value) equal to an amount determined by multiplying the Merger Consideration by the number of Shares for which such Option was theretofore exercisable.

     (b) Prior to the Effective Time, the Company shall use all reasonable efforts to (i) obtain any consents from individuals who are entitled to awards under the Company's Management Incentive Plan ("MIP") and (ii) make any amendments to the terms of such plan that are necessary to provide for future distributions thereunder to be paid in the form of cash (and not in the form of Shares).

     SECTION 2.9. Shareholders' Meeting. The Company, acting through the Board, shall in accordance with applicable law:

          (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting"), to be held as soon as practicable after May 18, 1994 (provided that Acquisition shall have purchased Shares pursuant to the Offer) for the purpose of considering and taking action upon this Agreement;

          (ii) subject to its fiduciary duties as determined in good faith by a majority of the Board, based as to legal matters on the written opinion of legal counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders; and

          (iii) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Acquisition, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the expiration or termination of the Offer and (B) subject to its fiduciary duties as determined in good faith by a majority of the Board, based as to legal matters on the written opinion of legal counsel, to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. At such meeting, Parent, Acquisition and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

                                   ARTICLE 3
                     DISSENTING SHARES; EXCHANGE OF SHARES

     SECTION 3.1. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 623 of the NYBCL ("Dissenting Shares") shall not be converted into a right to receive the Merger

Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon. The Company shall give Parent and Acquisition prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent and Acquisition shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 3.2. Payment for Shares. (a) Prior to the Effective Time, Parent and Acquisition shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") pursuant to an exchange agency agreement providing for the matters set forth in this Section 3.2 and otherwise reasonably satisfactory to the Company. At or prior to the Effective Time, Parent or Acquisition will provide the Exchange Agent with the funds necessary to make the payments contemplated by Section 2.7(a) hereof (the "Exchange Fund").

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall receive in exchange therefor (as promptly as practicable) the consideration set forth in Section 2.7(a) hereof, without any interest thereon, less any required withholding of taxes, and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment shall either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates representing Shares held in the Company's treasury or by Acquisition, or by any subsidiary of the Company or Acquisition, and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive for each Share represented thereby the consideration provided for under this Agreement.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

     (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law. Such holders shall have no rights, after the Effective Time, with respect to such Shares except to surrender such Certificates in exchange for cash pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 623 of the NYBCL.

     (e) Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for payment of their claims for the consideration set forth in Section 2.7(a) hereof for each Share such shareholder holds, without any interest thereon.

     (f) Notwithstanding anything to the contrary in this Section 3.2, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Acquisition that, except as disclosed in the letter, dated the date hereof, from the Company to Parent (the "Letter"):

     SECTION 4.1. Organization and Qualification; Subsidiaries. (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the certificate of incorporation and by-laws, as currently in effect, of the Company and promptly will deliver to Acquisition and Parent accurate and complete copies of the certificate or articles of incorporation and by-laws, as currently in effect, of each of its significant subsidiaries (as that term is defined in Regulation S-X of the General Rules and Regulations under the Securities Act of 1933, as amended). When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect (other than changes or effects described in the Letter) that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged.

     (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 4.2. Capitalization of the Company and its Subsidiaries. (a) The authorized capital stock of the Company consists of: 80,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of which, as of February 28, 1994, 33,935,448 Shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. All of the Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of February 28, 1994, approximately 1,129,226 shares of Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options. As of February 28, 1994, performance share awards were outstanding with respect to a maximum of 428,650 shares of Common Stock under the Company's Long Term Incentive Plan with no more than an additional 30,000 shares of Common Stock payable as dividend equivalents with respect to such share awards, and the number of all such shares (including shares under the performance share awards and the dividend equivalent shares thereon) will be doubled under such plan as a result of any change of control as defined therein. As of February 28, 1994, 107,975.451 shares of Common Stock were deliverable in settlement of deferred compensation under the MIP. Since February 28, 1994, no shares of the Company's capital stock have been issued other than pursuant to stock options already in existence on such date, and since February 28, 1994, no stock options have been granted. Except as set forth above, and except for the rights (the "Rights") to, among other things, purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of February 18, 1988 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

     (b) Except for directors qualifying shares, if any, all of the outstanding capital stock of, or other ownership interests in, each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or any of its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (c) The Shares and the Rights constitute the only class of equity securities of the Company or any of its subsidiaries registered or required to be registered under the Exchange Act.

     SECTION 4.3.  Authority Relative to this Agreement; Consents and
Approvals. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders, including Acquisition, of two-thirds of the then outstanding Shares). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The Board has duly and validly approved, and taken all corporate actions required to be taken by the Board for the consummation of, the transactions, including the Offer and the acquisition of the Shares pursuant thereto and the Merger, contemplated hereby, including but not limited to all actions required to render the provisions of Section 912 of the NYBCL restricting business combinations with "interested shareholders" inapplicable to such transactions.

     SECTION 4.4. SEC Reports; Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1990 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act each as in effect on the dates so filed. The Company has heretofore delivered or promptly will deliver to Acquisition or Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1991, 1992 and 1993, (ii) all definitive proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since January 1, 1990 and (iii) all other reports (other than Quarterly Reports on Form 10-Q) or registration statements filed by the Company with the SEC since January 1, 1990. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has also delivered to Parent or Acquisition a true and complete copy of the audited consolidated financial statements of the Company, including the notes thereto, for the fiscal year ended December 31, 1993 (the "1993 Financial Statements"). The 1993 Financial Statements and the audited consolidated financial statements of the Company included in its Annual Reports on Form 10-K referred to in the first sentence of this Section 4.4(a) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the Notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the periods then ended.

     (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     SECTION 4.5. Proxy Statement; Offer Documents. Any proxy or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by Acquisition or Parent for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of a certificate of merger as required by the NYBCL and the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than breaches or defaults under loan agreements resulting from the existence of indebtedness on the part of Acquisition, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 4.7. No Default. None of the Company or any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or by-laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 4.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company, as of December 31, 1993, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, since December 31, 1993, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to the Company and its subsidiaries having, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 4.9. Litigation. Except as publicly disclosed by the Company, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen individually or in the aggregate, in the future would have a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 4.10. Compliance with Applicable Law. Except as publicly disclosed by the Company, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 4.10 with respect to Environmental Laws (as defined in Section 4.12 below) and except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Company.

     SECTION 4.11.  Employee Plans.  All "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and its subsidiaries are in compliance with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), except for instances of non-compliance that individually or in the aggregate would not have a Material Adverse Effect on the Company.

     SECTION 4.12. Environmental Laws and Regulations. (a) Except as publicly disclosed by the Company, (i) the Company and each of its subsidiaries is in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the best knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect on the Company; and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by the Company, there are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect on the Company that are pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     SECTION 4.13. Rights Agreement. The Company has taken all necessary action so that none of the execution of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (i) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (ii) cause any person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement).

     SECTION 4.14. Brokers. No broker, finder or investment banker (other than the Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                                   ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby represent and warrant to the Company as follows:

     SECTION 5.1. Organization. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not in the aggregate have a Material Adverse Effect (as defined below) on Parent or Acquisition. When used in connection with Parent or Acquisition, the term "Material Adverse Effect" means any change or effect that is materially adverse to the business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent and its subsidiaries are engaged.

     SECTION 5.2. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole shareholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms.

     SECTION 5.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and the filing and recordation of a certificate of merger as required by the NYBCL and the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the ability of Parent or Acquisition to consummate the Offer or the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent or Acquisition to consummate the Offer or the Merger.

     SECTION 5.4. Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or Acquisition in writing for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the respective times that the Proxy Statement and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.5. Financing. Either Parent or Acquisition has or will have sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all related fees and expenses.

     SECTION 5.6. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization, the making of the Offer or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person or entity.

     SECTION 5.7. Brokers. Except for Salomon Brothers Inc (a true and correct copy of whose engagement agreement has been provided to the Company), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition.

                                   ARTICLE 6
                                   COVENANTS

     SECTION 6.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the time persons designated or elected by Acquisition or any of its affiliates shall constitute a majority of the Board, the Board will not permit the Company or any of its subsidiaries to conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the time persons designated or elected by Acquisition or any of its affiliates shall constitute a majority of the Board, the Board will not, without the prior written consent of Parent or Acquisition, permit the Company or any of its subsidiaries to:

          (a) amend or propose to amend its certificate or articles of incorporation or by-laws;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements with the Company's employees under the Stock Plans as in effect as of the date hereof or pursuant to the Rights Agreement, and except deliveries of certificates for Shares issued prior to the date hereof pursuant to the Company's Restricted Stock Award Plan, or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

          (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, except as disclosed in the Letter;

          (e) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (f) except as disclosed in the Letter, acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

          (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $2,500,000 or, in the aggregate, are in excess of $25,000,000; provided, that none of the foregoing shall limit any capital expenditure already included in the Company's 1994 capital expenditure budget previously provided to Parent or Acquisition; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (j) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(l) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in Annex A not being satisfied.

     SECTION 6.2. Other Potential Bidders. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, other than as described in the Letter. The Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if such entity or group has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. The Board shall provide a copy of any such written proposal to Parent or Acquisition immediately after receipt thereof and thereafter keep Parent and Acquisition promptly advised of any development with respect thereto. Except as set forth above, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Acquisition, any affiliate or associate of Parent and Acquisition or any designees of Parent and Acquisition) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company; provided, however, that nothing herein shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the shareholders of the Company tender their Shares in connection with any such tender offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty.

     SECTION 6.3. Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Acquisition and their authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Acquisition to make such inspections as Parent and Acquisition may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Acquisition with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent or Acquisition may from time to time reasonably request.

     (b) Each of Parent and Acquisition will hold and will cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Acquisition in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Acquisition from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Parent or Acquisition or (iii) later lawfully acquired by Parent or Acquisition on a non-confidential basis from other sources who are not known by Parent or Acquisition to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Parent or Acquisition by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, Parent and Acquisition will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the Company or destroy all copies of written information furnished by the Company to Parent and Acquisition or their agents, representatives or advisors. It is understood that Parent and Acquisition shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

     SECTION 6.4. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) the taking of all action reasonably necessary, proper or advisable to secure any necessary consents under existing debt obligations of the Company and its subsidiaries or amend the notes, indentures or agreements relating thereto to the extent required by such notes, indentures or agreements or redeem or repurchase such debt obligations; (iii) contesting any pending legal proceeding relating to the Offer or the Merger; and
(iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder vote with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     SECTION 6.5. Consents. Parent, Acquisition and the Company each will use all reasonable efforts to obtain consents of all third parties and governmental authorities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement.

     SECTION 6.6. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market, as determined by Parent, Acquisition or the Company, as the case may be.

     SECTION 6.7. Indemnification; Directors' and Officers' Insurance. (a) Parent and Acquisition agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the NYBCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification.

     (b) Parent shall cause the Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time to the extent available; provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto; and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this Section 6.7(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

     SECTION 6.8. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice. Notwithstanding anything to the contrary herein, no provision of this Agreement shall limit or restrict the right of the Board to amend, rescind or take or omit to take any action pursuant to or under any provision of the Rights Agreement; provided, however, that no such amendment, action or omission will cause the acquisition of Shares pursuant to the Offer or the consummation of the Merger to give rise to a Triggering Event.

     SECTION 6.9. Guarantee of Performance. Parent hereby guarantees the performance by Acquisition of its obligations under this Agreement and the indemnification obligations of the Surviving Corporation pursuant to Section 6.7(a) hereof.

     SECTION 6.10. Redemption of Rights. At Parent's request, the Company will take such action as Parent may request to effectuate the redemption, at any time after the purchase by Acquisition pursuant to the Offer of at least a majority of the outstanding Shares, of the Rights.

                                   ARTICLE 7
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1.  Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any U.S. court or U.S. governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

          (d) Acquisition shall have purchased Shares pursuant to the Offer.

                                   ARTICLE 8
                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time, but prior to the Effective Time:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable;

          (c) by Parent and Acquisition if due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Acquisition shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer within 60 days following the date hereof;

          (d) by the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company and Acquisition shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer within 60 days following the date hereof or (ii) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger, provided that such termination under this clause (ii) shall not be effective until payment of the fee required by Section 8.3(b) hereof;

          (e) by Parent and Acquisition prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date in which the Offer expires, (iii) the Company shall engage in negotiations with any entity or group (other than Parent or Acquisition) that has proposed a Third Party Acquisition (as defined below), (iv) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing or (v) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date an entity or group (other than Parent or Acquisition) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or

          (f) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition which materially adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement on the part of Parent or Acquisition and which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

     SECTION 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.2 and Sections 6.3(b) and 8.3 hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 8.3. Fees and Expenses. (a) In the event Parent and Acquisition terminate this Agreement pursuant to Section 8.1(e)(i) or 8.1(e)(ii) hereof, Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $20 million as liquidated damages immediately upon such a termination. It is specifically agreed that the amount to be paid pursuant to this Section 8.3(a) represents liquidated damages and not a penalty.

     (b) If

          (i) Parent and Acquisition terminate this Agreement pursuant to
     Section 8.1(e)(ii), (iii), (iv) or (v) hereof and, within 12 months thereafter the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination; or

          (ii) Parent and Acquisition terminate this Agreement pursuant to
     Section 8.1(e)(iii), (iv) or (v), and within 12 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the Per Share Amount; or

          (iii) the Company terminates this Agreement pursuant to 8.1(d)(ii) hereof,

the Company shall pay to Parent and Acquisition, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to Section 8.1(d)(ii), a fee, in cash, of $50,000,000, provided however that the Company in no event shall be obligated to pay more than one such $50,000,000 fee with respect to all such agreements and occurrences and such termination. In case liquidated damages shall have been paid pursuant to Section 8.3(a) in connection with such a termination, the amount so paid, minus an amount equal to the fees and expenses that would have been collectible by Parent and Acquisition pursuant to Section 8.3(c) but for the operation of clause (ii) of the parenthetical of the first sentence thereof, shall be credited against the amount payable pursuant to this Section 8.3(b).

     "Third Party Acquisition" means the occurrence of any of the following events (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding Shares, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of this Agreement and which is not part of a series of transactions resulting in a change of control.

     (c) Upon the termination of this Agreement for any reason prior to the purchase of Shares by Acquisition pursuant to the Offer (other than (i) termination by the Company pursuant to Section 8.1(f) hereof and (ii) termination in circumstances requiring the Company to pay liquidated damages as contemplated by Section 8.3(a) hereof) the Company shall reimburse Parent, Acquisition and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $8,800,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants). Parent and Acquisition have provided the Company with an estimate of the amount of such fees and expenses and, if Parent or Acquisition shall have submitted a request for reimbursement hereunder, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $8,800,000) within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

     (d) Except as specifically provided in this Section 8.3 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 8.4. Amendment. Subject to Section 1.3(c), this Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 8.5. Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 9
                                 MISCELLANEOUS

     SECTION 9.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

     SECTION 9.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     SECTION 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

    if to Parent or Acquisition to:             Northrop Corporation
                                                1840 Century Park East
                                                Los Angeles, CA 90067
                                                Attention: General Counsel
    if to the Company to:                       Grumman Corporation
                                                1111 Stewart Avenue
                                                Bethpage, NY 11714-3580
                                                Attention: General Counsel
                                                Fax No. 516-575-2921

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

     SECTION 9.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 6.7 and 9.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          NORTHROP CORPORATION

                                          By: /s/ KENT KRESA
                                          Name: Kent Kresa
                                          Title:  Chairman of the Board,
                                                  President and Chief
                                                    Executive Officer

                                          NORTHROP ACQUISITION, INC.

                                          By: /s/ RICHARD R. MOLLEUR
                                          Name: Richard R. Molleur
                                          Title:  Vice President

                                          GRUMMAN CORPORATION

                                          By: /s/ RENSO L. CAPORALI
                                          Name: Renso L. Caporali
                                          Title:  Chairman of the Board and
                                                  Chief
                                                    Executive Officer

                                                                         ANNEX A

      THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE
         AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED

     Notwithstanding any other provisions of the Offer, Acquisition shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any Shares, and may terminate the Offer and not accept for payment or pay for any Shares, if (i) immediately prior to the expiration of the Offer (as it may be extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after April 4, 1994 and prior to the acceptance for payment of Shares, Acquisition makes a determination (which shall be made in good faith) that any of the following conditions exists:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, proposed or threatened, by any state or federal government or governmental authority or by any U.S. court, other than the routine application to the Offer, the Merger or other subsequent business combination of waiting periods under the HSR Act, that presents a substantial likelihood of (1) making the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer, (2) imposing material limitations on the liability of Acquisition to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by Acquisition on all matters properly presented to the shareholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its subsidiaries, Acquisition or any of their respective affiliates, or (3) otherwise having a Material Adverse Effect on the Company, Parent or Acquisition; or

          (b) any material adverse change shall have occurred or be threatened, or Parent or Acquisition shall have become aware of any fact or circumstance, that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange,
     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (iv) any limitation (whether or not mandatory), by any U.S. governmental authority or agency on, or any other event that, in the judgment of Acquisition, is reasonably likely to materially adversely affect, the extension of credit by banks or other financial institutions, (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (vi) in the case of any of the situations described in clauses (i) through (v) inclusive, existing at the date of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Acquisition, any of its affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 30% of the outstanding Shares or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing which, in the sole judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

                                       A-2